EXHIBIT 99.2

Steel Partners Holdings Reports Second Quarter Financial Results

Second Quarter 2024 Results

•Revenue was $533.2 million, an increase of 6.4% as compared to the same period in the prior year
•Net income was $124.9 million, an increase of 113.2% as compared to the same period in the prior year
•Net income attributable to common unitholders was $116.3 million, or $4.85 per diluted common unit
•Adjusted EBITDA* totaled $83.8 million; Adjusted EBITDA margin* was 15.7%
•Net cash provided by operating activities was $69.0 million
•Adjusted free cash flow* totaled $38.6 million
•Total debt at quarter-end was $78.7 million; net cash*, which includes, among other items, pension and preferred unit liabilities, and long-term investments was $53.7 million

YTD 2024 Results

•Revenue was $1.0 billion, an increase of 6.7% as compared to the same period in the prior year
•Net income was $159.7 million, an increase of 91.5% as compared to the same period in the prior year
•Net income attributable to common unitholders was $150.6 million, or $6.34 per diluted common unit
•Adjusted EBITDA* totaled $142.4 million; Adjusted EBITDA margin* was 14.1%
•Net cash provided by operating activities was $266.4 million
•Adjusted free cash flow* totaled $62.5 million

NEW YORK, N.Y., August 7, 2024 - Steel Partners Holdings L.P. (NYSE: SPLP) (the “Company”), a diversified global holding company, today announced operating results for the second quarter ended June 30, 2024. The financial results of Steel Connect, Inc. ("Steel Connect" or "STCN") have been included in the Company's consolidated financial statements since May 1, 2023.

(Unaudited)
Q2 2024	Q2 2023	($ in thousands)	YTD 2024	YTD 2023
$533,159	$500,925	Revenue	$1,009,505	$946,296
124,946	58,615	Net income	159,747	83,418
116,338	59,150	Net income attributable to common unitholders	150,569	83,996
83,807	73,606	Adjusted EBITDA*	142,367	136,737
15.7%	14.7%	Adjusted EBITDA margin*	14.1%	14.4%
8,297	12,843	Purchases of property, plant and equipment	18,363	23,551
38,585	29,495	Adjusted free cash flow*	62,458	62,857
*Non-GAAP financial measure. See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"Steel Partners has continued to see record revenue, which is driven by the improved performance of our Diversified Industrial, Financial Services, and Supply Chain segments," said Executive Chairman Warren Lichtenstein. "Our continued discipline around capital allocation has driven free cash flow generation, allowing us to buy back units and pay down over $100 million of debt since the beginning of the year."

Results of Operations

During the current quarter, the Company recorded a $71.5 million non-cash accounting adjustment to net income as a result of a release of a portion of Steel Connect's valuation allowance for certain pre-existing deferred tax assets. The release resulted in a one-time non-cash adjustment to income tax benefit of $71.5 million. This adjustment to net income has no cash impact and is not expected to reoccur.

Comparison of the Three and Six Months Ended June 30, 2024 and 2023 (unaudited)

(Dollar amounts in table and commentary in thousands, unless otherwise indicated)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$533,159	$500,925	$1,009,505	$946,296
Cost of goods sold	303,196	289,399	577,352	550,692
Selling, general and administrative expenses	139,699	136,364	274,991	251,318
Asset impairment charge	—	329	—	329
Interest expense	1,687	5,833	3,081	11,819
Realized and unrealized (gains) losses on securities, net	(986)	3,121	(5,054)	2,514
All other expense, net*	23,608	17,757	47,511	38,128
Total costs and expenses	467,204	452,803	897,881	854,800
Income from operations before income taxes and equity method investments	65,955	48,122	111,624	91,496
Income tax benefit	(58,991)	(15,330)	(48,130)	(726)
Loss of associated companies, net of taxes	—	4,837	7	8,804
Net income	$124,946	$58,615	$159,747	$83,418
* Includes Finance interest expense, Provision for credit losses, and Other income, net from the Consolidated Statements of Operations

Revenue

Revenue for the three months ended June 30, 2024 increased $32,234, or 6.4%, as compared to the same period last year. This increase was due to $19,448 or 6.2%, higher net sales from the Diversified Industrial segment, $15,896, or 52.7% from the favorable impact of consolidation of the Supply Chain segment, and $10,209, or 9.7% higher revenue from the Financial Services segment. These increases were partially offset by $13,319, or 26.5%, lower net revenue from the Energy segment.

Revenue for the six months ended June 30, 2024 increased $63,209, or 6.7%, as compared to the same period last year, as a result of higher revenue of $27,383, or 13.8% from the Financial Services segment and higher net sales of $7,462, or 1.2% from the Diversified Industrial segments, as well as higher revenue of $57,926 or 191.9% from the Supply Chain segment, primarily driven by favorable impact of the consolidation, partially offset by lower net revenue of $29,562, or 30.0% from the Energy segment.

Cost of Goods Sold

Cost of goods sold for the three months ended June 30, 2024 increased $13,797, or 4.8%, as compared to the same period last year, resulting from consolidation of the Supply Chain segment and higher net sales from the Diversified Industrial segment, partially offset by the impact of lower net revenue from the Energy segment.

Cost of goods sold for the six months ended June 30, 2024 increased $26,660, or 4.8%, as compared to the same period last year, resulting from consolidation of the Supply Chain segment and higher net sales from the Diversified Industrial segment, partially offset by the impact of lower net revenue from the Energy segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended June 30, 2024 increased $3,335, or 2.4%, as compared to the same period last year. The increase was primarily due to higher expenses from the Financial Services segment of $3,200. The increase for the Financial Services segment was primarily due to higher credit performance fees due to higher credit risk transfer ("CRT") balances and higher personnel expenses related to incremental headcount.

SG&A for the six months ended June 30, 2024 increased $23,673, or 9.4%, as compared to the same period last year. The increase was primarily driven by higher SG&A expenses from the Financial Services segment of $14,900 as discussed above and the impact from consolidation of the Supply Chain segment of $11,500.

Interest Expense

Interest expense decreased $4,146, or 71.1% and $8,738 or 73.9% for the three and six months ended June 30, 2024, respectively, as compared to the same period last year. The decrease for the three and six month periods was primarily due to significantly lower average debt outstanding.

Realized and Unrealized Gains on Securities, Net

The Company recorded gains of $986 and $5,054 for the three and six months ended June 30, 2024, as compared to losses of $3,121 and $2,514 for the three and six months ended June 30, 2023, respectively. These gains and losses were due to unrealized gains and losses related to the mark-to-market adjustments on the Company's portfolio of securities.
All Other Expense, Net

All other expense, net totaled $23,608 for the three months ended June 30, 2024, as compared to $17,757 in the same period of 2023 and $47,511 for the six months ended June 30, 2024, as compared to $38,128 in the same period of 2023. The incremental all other expense, net for the three months ended June 30, 2024 was primarily due to an increase of $4,704 of higher finance interest expense. Higher all other expense, net for the six months ended June 30, 2024 was primarily due to an increase of $14,926 higher finance interest expense, partially offset by $7,936 lower provisions for credit losses related to the Financial Services segment, as compared to the same period of 2023.

Income Tax Benefit

The Company recorded income tax benefits of $58,991 and $15,330 for the three months ended June 30, 2024 and 2023, respectively, and $48,130 and $726 for the six months ended June 30, 2024 and 2023, respectively. As a limited partnership, the Company is generally not responsible for federal and state income taxes, and its profits and losses are passed directly to its limited partners for inclusion in their respective income tax returns. Provisions have been made for federal, state, local, and foreign income taxes on the results of operations generated by our consolidated subsidiaries that are taxable entities. The Company's effective tax rate was (43.1%) and (0.8%) for the six months ended June 30, 2024 and 2023, respectively. The lower effective tax rate for the six months ended June 30, 2024, is primarily due to a non-cash income tax benefit of $71,550 for the reduction in the valuation allowance against Steel Connect's deferred tax assets. Significant differences between the statutory rate and the effective tax rate include the effect of the release of valuation allowances with respect to deferred tax assets, partnership losses for which no tax benefit is recognized, tax expense related to unrealized gains and losses on investment, the effect of tax credits and incentives, and other permanent differences.

Losses of Associated Companies, Net of Taxes

The Company recorded losses from associated companies, net of taxes, of $7 for the six months ended June 30, 2024, as compared to losses from associated companies, net of taxes, of $4,837 and $8,804 for the three and six months ended June 30, 2023, respectively.

Net Income

Net income for the three and six months ended June 30, 2024 were $124,946 and $159,747, as compared to $58,615 and $83,418, for the same periods in 2023, respectively. The increases in net income were primarily due to higher income tax benefits and higher operating income for both periods. See above explanations for further details.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the three and six months ended June 30, 2024 totaled $8,297, or 1.6% of revenue and $18,363, or 1.8% of revenue, respectively, as compared to $12,843, or 2.6% of revenue and $23,551 or 2.5% of revenue in the same periods of 2023, respectively.

Common Units Repurchase Program

The Company repurchased 43,557 and 977,344 common units for an aggregate purchase price of $1,646 and $41,133 during the three and six months ended June 30, 2024, respectively. As of June 30, 2024, there were approximately 734,276 common units that may yet be purchased under the repurchase program.

Preferred Units Repurchase Program

On February 2, 2024, the Board of SPH GP approved the repurchase of up to 400,000 of the SPLP Preferred Units. For the six months ended June 30, 2024, the Company repurchased 76,146, SPLP Preferred Units for $1,830. The Company did not repurchase any SPLP Preferred Units during the three months ended June 30, 2024. As of June 30, 2024, there were approximately 323,854 preferred units that may yet be purchased under the preferred unit repurchase program.

Additional Non-GAAP Financial Measures

Adjusted EBITDA was $83,807 for the three months ended June 30, 2024, as compared to $73,606 for the same period of 2023. Adjusted EBITDA increased by $10,201 for the three months ended June 30, 2024. The increase for the three month period was primarily due to 1) higher operating income at the Diversified Industrial segment, primarily driven by higher sales volume; 2) favorable impact of the consolidation of the Supply Chain segment; and 3) higher profit at the Financial Service segment, resulting from higher revenue impact and lower credit loss provisions, partially offset by higher finance interest and higher personnel costs. These increases were partially offset by lower operating income impact at the Energy segment primarily resulting from lower rig hours. For the three months ended June 30, 2024, adjusted free cash flow was $38,585, as compared to $29,495 for the same period in 2023. Higher adjusted free cash flow from the 2024 period was primarily driven by higher Adjusted EBITDA.

Adjusted EBITDA was $142,367 for the six months ended June 30, 2024, as compared to $136,737 for the same period of 2023. Adjusted EBITDA increased by $5,630 for the six months ended June 30, 2024. The increase for the six month period was primarily due to: 1) favorable impact of the consolidated Supply Chain segment; and 2) higher profit at the Financial Service segment, resulting from higher revenue impact and lower credit loss provisions, partially offset by higher finance interest and higher personnel costs. These increases were partially offset by lower operating income impact at the Energy segment primarily resulting from lower rig hours. For the six months ended June 30, 2024, adjusted free cash flow was $62,458, as compared to $62,857 for the same period in 2023.

Liquidity and Capital Resources

As of June 30, 2024, the Company had approximately $511,600 in availability under its senior credit agreement, as well as $256,427 in cash and cash equivalents, excluding WebBank cash, and approximately $72,838 in long-term investments.

As of June 30, 2024, total debt was $78,688, a decrease of approximately $112,683, as compared to December 31, 2023. As of June 30, 2024, net cash totaled $53,653, a decrease of approximately $2,723, as compared to December 31, 2023. Total leverage (as defined in the Company's senior credit agreement) was approximately 0.8x as of June 30, 2024 versus 1.5x as of December 31, 2023.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. At Steel Partners, our culture and core values of Teamwork, Respect, Integrity, and Commitment guide our Kids First purpose, which is to forge a path of success for the next generation by instilling values, building character, and teaching life lessons through sports.

(Financial Tables Follow)

Consolidated Balance Sheets

	(Unaudited)
(in thousands, except common units)	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$428,792	$577,928
Trade and other receivables - net of allowance for doubtful accounts of $1,296 and $2,481, respectively	242,032	216,429
Loans receivable, including loans held for sale of $683,290 and $868,884, respectively, net	1,367,324	1,582,536
Inventories, net	205,410	202,294
Prepaid expenses and other current assets	48,224	48,169
Total current assets	2,291,782	2,627,356
Long-term loans receivable, net	322,798	386,072
Goodwill	148,797	148,838
Other intangible assets, net	105,620	114,177
Deferred tax assets	80,458	—
Other non-current assets	332,461	342,046
Property, plant and equipment, net	251,596	253,980
Operating lease right-of-use assets	68,366	76,746
Long-term investments	72,838	41,225
Total Assets	$3,674,716	$3,990,440
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$151,667	$131,922
Accrued liabilities	97,684	117,943
Deposits	1,475,975	1,711,585
Other current liabilities	95,490	103,682
Total current liabilities	1,820,816	2,065,132
Long-term deposits	316,459	370,107
Long-term debt	78,621	191,304
Other borrowings	5,577	15,065
Preferred unit liability	154,401	154,925
Accrued pension liabilities	42,523	46,195
Deferred tax liabilities	26,314	18,353
Long-term operating lease liabilities	55,032	61,790
Other non-current liabilities	61,241	62,161
Total Liabilities	2,560,984	2,985,032
Commitments and Contingencies
Capital:
Partners' capital common units: 20,472,709 and 21,296,067 issued and outstanding (after deducting 19,344,651 and 18,367,307 units held in treasury, at cost of $370,430 and $329,297), respectively	1,191,198	1,079,853
Accumulated other comprehensive loss	(122,937)	(121,223)
Total Partners' Capital	1,068,261	958,630
Noncontrolling interests in consolidated entities	45,471	46,778
Total Capital	1,113,732	1,005,408
Total Liabilities and Capital	$3,674,716	$3,990,440

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Diversified Industrial net sales	$334,494	$315,046	$626,934	$619,472
Energy net revenue	36,995	50,314	68,916	98,478
Financial Services revenue	115,593	105,384	225,548	198,165
Supply Chain revenue	46,077	30,181	88,107	30,181
Total revenue	533,159	500,925	1,009,505	946,296
Costs and expenses:
Cost of goods sold	303,196	289,399	577,352	550,692
Selling, general and administrative expenses	139,699	136,364	274,991	251,318
Asset impairment charge	—	329	—	329
Finance interest expense	23,086	18,382	47,049	32,123
Provision for credit losses	2,319	3,204	3,074	11,010
Interest expense	1,687	5,833	3,081	11,819
Realized and unrealized (gains) losses on securities, net	(986)	3,121	(5,054)	2,514
Other income, net	(1,797)	(3,829)	(2,612)	(5,005)
Total costs and expenses	467,204	452,803	897,881	854,800
Income from operations before income taxes and equity method investments	65,955	48,122	111,624	91,496
Income tax benefit	(58,991)	(15,330)	(48,130)	(726)
Loss of associated companies, net of taxes	—	4,837	7	8,804
Net income	124,946	58,615	159,747	83,418
Net (income) loss attributable to noncontrolling interests in consolidated entities	(8,608)	535	(9,178)	578
Net income attributable to common unitholders	$116,338	$59,150	$150,569	$83,996
Net income per common unit - basic
Net income attributable to common unitholders	$5.72	$2.75	$7.33	$3.89
Net income per common unit - diluted
Net income attributable to common unitholders	$4.85	$2.44	$6.34	$3.53
Weighted-average number of common units outstanding - basic	20,326,629	21,506,699	20,544,437	21,595,730
Weighted-average number of common units outstanding - diluted	24,618,691	25,462,813	24,714,933	25,501,513

Consolidated Statements of Cash Flows (unaudited)

(in thousands)	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$159,747	$83,418
Adjustments to reconcile net income from operations to net cash (used in) provided by operating activities:
Provision for credit losses	3,074	11,010
Loss of associated companies, net of taxes	7	8,804
Realized and unrealized (gains) losses on securities, net	(5,054)	2,514
Derivative gains on economic interests in loans	(2,581)	(2,347)
Non-cash pension expense	2,800	5,969
Deferred income taxes	(72,557)	(20,923)
Depreciation and amortization	28,843	26,740
Non-cash lease expense	11,575	7,166
Equity-based compensation	903	408
Other	1,242	1,529
Net change in operating assets and liabilities:
Trade and other receivables	(26,556)	(33,332)
Inventories	(3,220)	(2,671)
Prepaid expenses and other assets	(71,456)	(5,884)
Accounts payable, accrued and other liabilities	54,054	4,007
Net decrease (increase) in loans held for sale	185,594	(140,919)
Net cash provided by (used in) operating activities	$266,415	$(54,511)
Cash flows from investing activities:
Purchases of investments	(43,189)	(14,194)
Proceeds from sales of investments	13,788	—
Proceeds from maturities of investments	12,034	38,291
Principal repayment on Steel Connect Convertible Note	—	1,000
Loan originations, net of collections	90,498	(210,852)
Purchases of property, plant and equipment	(18,363)	(23,551)
Proceeds from sale of property, plant and equipment	1,322	—
Increase in cash upon consolidation of Steel Connect	—	65,896
Other	(99)	(492)
Net cash provided by (used in) investing activities	$55,991	$(143,902)
Cash flows from financing activities:
Net revolver (repayments) borrowings	(112,649)	4,848
Repayments of term loans	(34)	(34)
Purchases of the Company's common units	(41,133)	(14,836)
Purchases of the Company's preferred units	(1,830)	—
Net decrease in other borrowings	(9,398)	(15,903)
Distribution to preferred unitholders	(4,760)	(4,817)
Purchase of subsidiary shares from noncontrolling interests	(10,905)	—
Tax withholding related to vesting of restricted units	(642)	(433)
Net (decrease) increase in deposits	(289,258)	349,350
Net cash (used in) provided by financing activities	$(470,609)	$318,175
Net change for the period	(148,203)	119,762
Effect of exchange rate changes on cash and cash equivalents	(933)	(1,053)
Cash, cash equivalents and restricted cash at beginning of period	577,928	234,448
Cash, cash equivalents and restricted cash at end of period	$428,792	$353,157

Supplemental Balance Sheet Data (June 30, 2024 unaudited)

(in thousands, except common and preferred units)	June 30,	December 31,
	2024	2023
Cash and cash equivalents	$428,792	$577,928
WebBank cash and cash equivalents	172,365	170,286
Cash and cash equivalents, excluding WebBank	$256,427	$407,642
Common units outstanding	20,472,709	21,296,067
Preferred units outstanding	6,345,982	6,422,128

Supplemental Non-GAAP Disclosures

Adjusted EBITDA Reconciliation:	(Unaudited)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$124,946	$58,615	$159,747	$83,418
Income tax benefit	(58,991)	(15,330)	(48,130)	(726)
Income before income taxes	65,955	43,285	111,617	82,692
Add (Deduct):
Loss of associated companies, net of taxes	—	4,837	7	8,804
Realized and unrealized (gains) losses on securities, net	(986)	3,121	(5,054)	2,514
Interest expense	1,687	5,833	3,081	11,819
Depreciation	10,161	9,612	20,272	18,967
Amortization	4,268	4,185	8,571	7,773
Asset impairment charge	—	329	—	329
Non-cash pension expense	1,400	2,989	2,800	5,969
Non-cash equity-based compensation	488	419	869	408
Other items, net	834	(1,004)	204	(2,538)
Adjusted EBITDA	$83,807	$73,606	$142,367	$136,737

Total revenue	$533,159	$500,925	$1,009,505	$946,296
Adjusted EBITDA margin	15.7%	14.7%	14.1%	14.4%

Net Cash Reconciliation:	(Unaudited)
(in thousands)	June 30,	December 31,
	2024	2023
Total debt	$(78,688)	$(191,371)
Accrued pension liabilities	(42,523)	(46,195)
Preferred unit liability	(154,401)	(154,925)
Cash and cash equivalents, excluding WebBank	256,427	407,642
Long-term investments	72,838	41,225
Net cash	$53,653	$56,376

Adjusted Free Cash Flow Reconciliation:	(Unaudited)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$68,955	$(6,263)	$266,415	$(54,511)
Purchases of property, plant and equipment	(8,297)	(12,843)	(18,363)	(23,551)
Net (decrease) increase in loans held for sale	(22,073)	48,601	(185,594)	140,919
Adjusted free cash flow	$38,585	$29,495	$62,458	$62,857

Segment Results (unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Diversified Industrial	$334,494	$315,046	$626,934	$619,472
Energy	36,995	50,314	68,916	98,478
Financial Services	115,593	105,384	225,548	198,165
Supply Chain	$46,077	$30,181	$88,107	$30,181
Total revenue	$533,159	$500,925	$1,009,505	$946,296

Income (loss) before interest expense and income taxes:
Diversified Industrial	$29,099	$25,121	$39,829	$46,259
Energy	3,093	4,031	4,683	9,271
Financial Services	28,684	24,982	56,901	50,834
Supply Chain	4,502	1,835	6,233	1,835
Corporate and other	2,264	(6,851)	7,052	(13,688)
Income before interest expense and income taxes:	67,642	49,118	114,698	94,511
Interest expense	1,687	5,833	3,081	11,819
Income tax benefit	(58,991)	(15,330)	(48,130)	(726)
Net income	$124,946	$58,615	$159,747	$83,418

Loss of associated companies, net of taxes:
Corporate and other	$—	$4,837	$7	$8,804
Total	$—	$4,837	$7	$8,804

Segment depreciation and amortization:
Diversified Industrial	$10,566	$10,061	$21,139	$20,076
Energy	2,158	2,452	4,321	4,992
Financial Services	193	209	387	425
Supply Chain	1,369	910	2,695	910
Corporate and other	143	165	301	337
Total depreciation and amortization	$14,429	$13,797	$28,843	$26,740

Segment Adjusted EBITDA:
Diversified Industrial	$42,244	$34,866	$65,234	$66,789
Energy	5,386	7,225	8,070	14,546
Financial Services	28,896	25,773	57,308	51,985
Supply Chain	6,092	2,871	9,328	2,871
Corporate and other	1,189	2,871	2,427	546
Total Adjusted EBITDA	$83,807	$73,606	$142,367	$136,737

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Adjusted EBITDA Margin," "Net Cash" and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on securities, and excludes certain non-recurring and non-cash items. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. The Company defines Net Cash as the sum of total debt, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Cash assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions. These forward-looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2024 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: disruptions to the Company's business as a result of economic downturns; the negative impact of inflation and supply chain disruptions; the significant volatility of crude oil and commodity prices, including from the ongoing Russia-Ukraine war or the disruptions caused by the ongoing conflict between Israel and Hamas; the effects of rising interest rates; the Company's subsidiaries' sponsor defined pension plans, which could subject the Company to future cash flow requirements; the ability to comply with legal and regulatory requirements, including environmental, health and safety laws and regulations, banking regulations and other extensive requirements to which the Company and its businesses are subject; risks associated with the Company’s wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation ("FDIC") status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of recent events affecting the financial services industry, including the closures or other failures of several large banks; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's business strategy to make acquisitions, including in connection with the Company's recent majority investment in the Supply Chain segment; the impact of losses in the Company's investment portfolio; the Company's ability to protect its intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; the Company's exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, the Company's technology systems or protection of personal data; the loss of any significant customer contracts; the Company's ability to maintain effective internal control over financial reporting; the rights of unitholders with respect to voting and maintaining actions against the Company or its affiliates; potential conflicts of interest arising from certain interlocking relationships amount us and affiliates of the Company's Executive Chairman; the Company's dependence on the Manager and impact of the management fee on the Company's total partners’ capital; the impact to the development of an active market for the Company's units due to transfer restrictions and other factors; the Company's tax treatment and its subsidiaries’ ability to fully utilize their tax benefits; the potential negative impact on our operations of changes in tax rates, laws or regulations, including U.S. government tax reform; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com